As filed with the Securities and Exchange Commission on March 12, 2026
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________
FORM S-8
REGISTRATION STATEMENT
Under
The Securities Act of 1933
___________________________
Voyager Technologies, Inc.
(Exact name of registrant as specified in its charter)
___________________________

Delaware	84-2754888
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)
Dylan Taylor
Chief Executive Officer
1225 17th Street, Suite 1100
Denver, Colorado 80202
(303) 500-6985
(Name, address, including zip code, and telephone number, including area code, of agent for service)
2025 Incentive Award Plan
2025 Employee Stock Purchase Plan
(Full title of the plans)
Copies to:
Michael Benjamin, Esq.
Lewis Kneib, Esq.
Ellen Smiley, Esq.
Latham & Watkins LLP
1271 Avenue of the Americas
New York, New York 10020
(212) 906-1200

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE
This Registration Statement on Form S-8 (the “Registration Statement”) is being filed with the Securities and Exchange Commission (the “Commission”) for the purpose of registering (i) an additional 2,957,121 shares of Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), of Voyager Technologies, Inc. (the “Registrant”) or, if determined by the Administrator under the Registrant’s 2025 Incentive Award Plan (the “Incentive Plan”), shares of the Registrant’s Class B common stock par value $0.0001 per share, issuable under the Incentive Plan, and (ii) an additional 591,424 shares of Class A common stock issuable under the Registrant’s 2025 Employee Stock Purchase Plan, in each case, pursuant to the automatic annual increase provision therein and for which a registration statement of the Registrant on Form S-8 (File No. 333-28802) is effective.
Pursuant to General Instruction E of Form S-8, the contents of the above-referenced prior registration statement are incorporated into this Registration Statement by reference to the extent not modified or superseded hereby or by any subsequently filed document, which is incorporated by reference herein or therein.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 8. Exhibits.

		Incorporated by Reference
Exhibit Number	Exhibit Description	Form	File No.	Exhibit	Filing Date	Filed/Furnished Herewith
4.1	Amended and Restated Certificate of Incorporation of Voyager Technologies, Inc.	8-K	001-42694	3.1	6/12/2025
4.2	Amended and Restated Bylaws of Voyager Technologies, Inc.	8-K	001-42694	3.2	6/12/2025
4.3	Specimen Stock Certificate evidencing the shares of Class A common stock	S-1/A	333-287354	4.1	6/2/2025
4.4	Indenture, dated as of November 12, 2025, between Voyager Technologies, Inc. and U.S. Bank Trust Company, National Association, as trustee.	8-K	001-42694	4.1	11/13/2025
4.5	Form of certificate representing the 0.75% Convertible Senior Notes due 2030 (included as Exhibit A to Exhibit 4.3)	8-K	001-42694	4.2	11/13/2025
4.6	Description of Capital Stock	10-K	001-42693	4.2	3/10/2026
5.1	Opinion of Latham & Watkins LLP					*
23.1	Consent of Latham & Watkins LLP (included in Exhibit 5.1)					*
23.2	Consent of PricewaterhouseCoopers LLP					*
24.1	Power of Attorney (included on signature page)					*
99.1	2025 Incentive Award Plan	S-1/A	333-287354	10.5	6/2/2025
99.2	Form of Restricted Stock Unit Grant Notice and Agreement under the 2025 Incentive Award Plan	S-1/A	333-287354	10.6	6/2/2025
99.3	Form of Stock Option Grant Notice and Agreement under the 2025 Incentive Award Plan	S-1/A	333-287354	10.7	6/2/2025
99.4	Form of Restricted Stock Agreement under the 2025 Incentive Award Plan	S-1/A	333-287354	10.8	6/2/2025
99.5	2025 Employee Stock Purchase Plan	S-1/A	333-287354	10.9	6/2/2025
107	Filing Fee Table					*

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on March 12, 2026.

VOYAGER TECHNOLOGIES, INC.

By:	/s/ Dylan Taylor
Dylan Taylor
Chief Executive Officer

SIGNATURES AND POWER OF ATTORNEY
We, the undersigned officers and directors of Voyager Technologies, Inc., hereby severally constitute and appoint Filipe De Sousa and Margaret Vernal, and each of them singly (with full power to each of them to act alone), our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them for him and in his name, place and stead, and in any and all capacities, to sign this registration statement and any and all amendments (including post-effective amendments) to this registration statement and all documents relating thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities held on the dates indicated.

Signature	Title	Date

/s/ Dylan Taylor	Chief Executive Officer and Chairman	March 12, 2026
Dylan Taylor	(principal executive officer)

/s/ Filipe De Sousa	Chief Financial Officer	March 12, 2026
Filipe De Sousa	(principal financial officer)

/s/ Lance Weber	Chief Accounting Officer	March 12, 2026
Lance Weber	(principal accounting officer)

/s/ Matthew Kuta	President and Director	March 12, 2026
Matthew Kuta

/s/ Gabe Finke	Director	March 12, 2026
Gabe Finke

/s/ Marian Joh	Director	March 12, 2026
Marian Joh

/s/ Cheryl Shavers	Director	March 12, 2026
Cheryl Shavers

/s/ William Shelton	Director	March 12, 2026
William Shelton

/s/ Alan Stern	Director	March 12, 2026
Alan Stern